Exhibit 4(k)

EIGHTH AMENDMENT TO KOGER EQUITY, INC.
COMMON STOCK RIGHTS AGREEMENT
DATED AS OF MAY 12, 2004

     This Eighth Amendment to the Common Stock Rights Agreement dated as of May 12, 2004 (the “Amendment”), is between Koger Equity, Inc., a Florida corporation (the “Company”), and Wells Fargo Bank Minnesota, N. A. (the “Rights Agent”), and amends the Common Stock Rights Agreement dated as of September 30, 1990 (the “Rights Agreement” as amended and in effect on the date hereof, prior to giving effect to the Amendment, the “Amended Rights Agreement”). Unless otherwise defined herein, capitalized terms in the Amendment shall have the same meaning as those contained in the Amended Rights Agreement.

WITNESSETH:

     WHEREAS, on September 30, 1990, the Board of Directors of the Company authorized the issuance of Rights to purchase, on the terms and subject to the provisions of the Rights Agreement, shares of the Company’s Common Stock; and

     WHEREAS, on September 30, 1990, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for every share of Common Stock of the Company outstanding on the Dividend Record Date and authorized the issuance of one Right (subject to certain adjustments) for each share of Common Stock of the Company issued between the Dividend Record Date and the Distribution Date; and

     WHEREAS, the Distribution Date has not occurred; and

     WHEREAS, pursuant to Section 27 of the Amended Rights Agreement, the Continuing Directors have unanimously approved an amendment to the provisions of the Amended Rights Agreement as set forth below;

     NOW, THEREFORE, in consideration of the premises, the mutual promises herein set forth and other good and valid consideration the sufficiency hereof and thereof being hereby acknowledged, the parties hereto hereby agree as follows:

     1. Section 23 is amended by adding the following new paragraph at the end thereof:

     “The Nominating and Corporate Governance Committee of the Company’s Board of Directors, or such other committee consisting entirely of independent directors selected by the Board of Directors, shall review this Agreement in order to consider whether the maintenance of this Agreement continues to be in the best interests of the Company and its stockholders. The committee shall conduct such review periodically when, as and in such manner as the committee deems appropriate, after giving due regard to all relevant circumstances; provided, however, that the committee shall take such action at least once every three (3) years. Following each such review, the committee will report its conclusions to the Board of Directors of the Company, including any recommendation in light thereof as to whether this Agreement should be modified or the Rights should be redeemed. The committee is authorized to retain such legal counsel, financial advisors and other advisors as the committee deems appropriate in order to assist the committee in carrying out its foregoing responsibilities under this Agreement.”

     2. Section 1 of the Amended Rights Agreement is hereby amended by deleting subsection (m) thereof in its entirety and replacing it with the following:

     “(m) Intentionally Omitted.”

     3. The Amended Rights Agreement is hereby further amended such that all references in the Amended Rights Agreement, including without limitation in Sections 1(s), 1(v), 11(a)(iii),

11(b), 11(c), 11(d), 11(m), 22, 23, 24, 27, and 29, to the phrase “Continuing Directors” shall hereafter instead be deemed references to “the Board of Directors of the Company.”

     4. Except as amended hereby, the Amended Rights Agreement shall remain unchanged and shall remain in full force and effect.

     5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and set their respective hands and seals all as of the date and year first above written.

KOGER EQUITY, INC.
By:	/s/ Stephen A. Abney
Title: Vice President, Finance and Chief Accounting Officer

Attest:

By: /s/ William J. Wedge

Title: Senior Vice President and
        General Counsel

WELLS FARGO BANK MINNESOTA, N.A. As Rights Agent
By:	/s/ Claudine Anderson
Title: Officer

Attest:

By: /s/ Barbara M. Novak

Title: Vice President